UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 18, 2013 (January 18, 2013)

FULL CIRCLE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00809	27-2411476
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

800 Westchester Ave., Suite S-620

Rye Brook, NY 10573

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (914) 220-6300

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

Full Circle Capital Corporation (the “Company”) reconvened its Annual Meeting of Shareholders (the “Meeting”) on January 18, 2013, which was previously adjourned pursuant to a shareholder vote on December 20, 2012, and submitted one matter to the vote of the shareholders. A summary of the matter voted upon by shareholders is set forth below.

Shareholders approved an adjournment of the Meeting to allow the polls to remain open until 1:00 p.m. on February 1, 2013 for the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,245,823	416,256	44,906	N/A

A vote was not taken on the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings. Based on the foregoing shareholder votes to adjourn the Meeting, the Meeting will reconvene at the Company’s corporate headquarters located at 800 Westchester Ave., Rye Brook, New York 10573 on February 1, 2013, at 1:00 p.m., Eastern Time, for the purpose of voting on the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2013	FULL CIRCLE CAPITAL CORPORATION

	By:	/s/ John E. Stuart
John E. Stuart
President and Chief Executive Officer